Exhibit 10.18

PROMISSORY NOTE
(Term Loan)

$5,410,000.00	Indianapolis, Indiana October 29, 2002

         FOR VALUE RECEIVED the undersigned Bioanalytical Systems, Inc., an Indiana corporation (“Maker”) promises to pay to the order of Union Planters Bank, N.A. (“Payee”), on or before November 1, 2012 (the “Maturity Date”), the principal sum of Five Million Four Hundred Ten Thousand Dollars and No Cents ($5,410,000.00) or such lesser sum as is indicated on Payee’s records as having been disbursed by Payee to or for the benefit of Maker, together with interest prior to the Maturity Date, upon the terms set forth in this Promissory Note.

        1.         Definitions.    In addition to the terms defined elsewhere in this Promissory Note, the following terms have the meanings indicated for purposes of this Promissory Note:

a. "Loan Agreement" means that certain Loan Agreement of even date herewith among Maker and BAS Evansville, Inc., as Borrowers, and Payee, as Lender, as may be amended from time to time.

         Capitalized terms used in this Promissory Note and not otherwise defined in this Promissory Note shall have the meanings ascribed to such terms in the Loan Agreement.

        2.         Interest.    Interest shall accrue on any principal balance outstanding hereunder from and including the date hereof at a rate per annum equal to the Fixed Rate. All computations of interest and fees under this Agreement shall be made on the basis of a year of three hundred sixty (360) days and calculated for the actual days elapsed. Any change in the rate of interest occasioned by a change in the Prime Rate shall be effective on the same day as the change in the Prime Rate.

        3.         Repayment. Maker will repay this Loan in consecutive monthly installments of principal and interest, based on the applicable interest rate and the months remaining in an amortization period that begins on the date hereof and extends for a period of two hundred forty (240) months thereafter. Maker’s said installment payments shall commence on December 1, 2002, and shall continue on the first day of each calendar month until the Maturity Date. On the Maturity Date, the balance, plus accrued interest, then unpaid shall be due and payable immediately. To the extent that the amortization period extends beyond the Maturity Date, the final payment on the Maturity Date will be a balloon payment in an amount sufficient to repay all remaining indebtedness under this Promissory Note. Principal and interest payments after any change in the applicable interest rate or any partial prepayment will be calculated based on the number of months remaining in the two hundred forty (240) month amortization period of this Promissory Note at such time.

         In any and all events, the entire remaining balance of this Promissory Note is due and payable on the Maturity Date. Acceptance by Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee’s right to receive payment in full at such or any other time.

         Each payment of principal and interest due under this Promissory Note shall be made by Maker to Payee at any of its offices. All sums paid on this Promissory Note shall be applied first to fees and costs of Payee in connection with the enforcement of the terms and conditions of the Loan Agreement and this Promissory Note, second to interest accrued to the date of payment, and finally to principal. Each payment due under this Promissory Note shall be made without set-off or counterclaim in immediately available funds on a Business Day not later than 3:30 p.m. Lafayette, Indiana time. All sums received after such time shall be deemed received on the next Business Day. If any installment of principal or interest under this Promissory Note is payable on a day other than a Business Day, the maturity of such installment shall be extended to the next succeeding Business Day, and interest shall be payable during such extension of maturity.

         All sums payable hereunder will be payable with attorneys’ fees and costs of collection and without relief from valuation and appraisement laws. Maker and all endorsers hereof hereby severally waive presentment for payment, protest, notice of protest, notice of non-payment and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this Promissory Note, notice of loans made, credit extended, collateral received or delivered, or other action taken in reliance hereon and all other demands and notices of any description. Further, Maker and all endorsers hereof hereby severally consent to extensions of time with respect to sums payable hereunder and any collateral for this indebtedness. Maker consents to any extension or postponement of the time of payment or any other indulgence to any substitution, exchange or release of or failure to perfect any security interest in such collateral, to the adding or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon, and the settlement, compromise or adjustment of any thereof, all in such manner and at such time as Payee may deem advisable.

        4.         Prepayment. Maker may prepay all or any part of the principal balance of this Promissory Note at any time without premium or penalty. Amounts prepaid may not be reborrowed.

        5.         Default Rate and Late Charge. After maturity (by acceleration or otherwise) the unpaid balance (both principal and unpaid pre-maturity interest) shall bear interest at a Default Rate equal to four percent (4%) over the rate of interest in effect immediately prior to maturity. If any payment under this Promissory Note is not received by the holder hereof within fifteen (15) calendar days after the payment is due, Maker will pay to the holder hereof a late charge of the lesser of five percent (5.0%) of the overdue payment amount or One Thousand Dollars and No Cents ($1,000.00).

        6.         Notices. All notices to be given pursuant to this Promissory Note will be sufficient if given by personal service, or by guaranteed overnight delivery service, or by postage prepaid mailing by certified or registered mail with return receipt requested, to the parties as set forth below, or to such other address as a party may request by notice given pursuant to this Section. Any time period provided in the giving of any notice hereunder shall commence upon the date of personal service, the day after delivery to the guaranteed overnight delivery service, or two (2) days after mailing certified or registered mail. However, any failure to give notice in accordance with the terms of this Section will not invalidate such notice if such notice was in fact in writing and actually received by the party to whom it was directed.

MAKER:	Bioanalytical Systems, Inc. 2701 Kent Avenue West Lafayette, Indiana 47906 Attention: Douglas P. Wieten
LENDER:	UNION PLANTERS BANK, N.A. 437 South Street P.O. Box 780 Lafayette, IN 47902-0780 Attention: Daniel R. House

        7.         Governing Law. This Promissory Note and all rights and obligations hereunder, including matters of construction, validity and performance, will be governed by the Uniform Commercial Code and other applicable laws of the State of Indiana. Whenever possible each provision of this Promissory Note will be interpreted in such a manner as to be effective and valid upon applicable law, but if any provision of this Promissory Note will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition without invalidating the remainder of such provision or the remaining provisions of this Promissory Note.

        8.         Setoff. Payee shall have the right at any time to apply Payee’s own debt or liability to Maker or to any other party liable on this Promissory Note in whole or partial payment of this Promissory Note or other present or future liabilities of Maker to Payee, without any requirement of mutual maturity.

        9.         Related Documents. This Promissory Note is made pursuant to the Loan Agreement and is secured by the real estate mortgages and other security instruments therein referred to. The terms, conditions and definitions of the Loan Agreement are incorporated in this Promissory Note by this reference. If any installment due on this Promissory Note is not paid when due, or if there should be an Event of Default under the Loan Agreement which is not cured within the grace period (if any) allowed for the cure thereof, the unpaid principal balance hereof together with interest accrued thereon, at the option of the holder hereof, immediately become due and payable without notice or demand.

         The real estate mortgages and other security instruments referred to in the preceding paragraph may also secure the payment of other obligations of Maker. A default in the payment of any of such other obligations, after any applicable notice and periods of grace or cure, shall constitute a default hereunder. Nothing herein shall in any way lessen or impair the rights of the holder with respect to this Promissory Note. This Promissory Note and the other obligations referred to above shall remain separate obligations of Maker and shall be separately enforceable according to their respective terms. The holder may institute separate proceedings with respect to each simultaneously or in such order and such times as the holder may elect. The pendency of any proceedings with respect to this Promissory Note or other obligation shall not be grounds for the abatement or for hindering, delaying or preventing any proceedings with respect to any other obligation. Default under each shall constitute a separate cause of action and the institution of proceedings upon one, but not all, shall not be construed as splitting a cause of action by the holder.

        10.         Waiver. Each endorser and any other party liable on this Promissory Note severally waives demand, presentment, notice of dishonor and protest, and consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the collateral, to the addition of any party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this Promissory Note. No delay on the part of Payee in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by Payee of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by Payee of any default shall be effective unless in writing and signed by Payee, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

        11.         Miscellaneous. This Promissory Note shall be binding on Maker and Maker’s successors, and shall inure to the benefit of Payee, its successors and assigns. Any reference to Payee shall include any holder of this Promissory Note. Section headings are for convenience of reference only and shall not affect the interpretation of this Promissory Note. This Promissory Note, the Loan Agreement and the Instruments embody the entire agreement between Maker and Payee regarding the terms of the loan evidenced by this Promissory Note and supersede all oral statements and prior writings relating to that Loan.

        12.         WAIVER OF JURY TRIAL. MAKER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS PROMISSORY NOTE, THE INSTRUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTIONS OF PAYEE. MAKER SHALL NOT SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY PAYEE EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY PAYEE.

         IN WITNESS WHEREOF, Maker has executed this Promissory Note this 29th day of October, 2002.

BIOANALYTICAL-SYSTEMS. INC. By: /s/ Peter T. Kissinger Peter T. Kissinger, Ph.D. Chairman and Chief Executive Officer

Schedule E
to
Loan Agreement among Union Planters Bank, N.A.,
Bioanalytical Systems, Inc. and BAS Evansville, Inc.

Terms of Loan (West Lafayette)

Loan Amount:	$2,250,000.00
Interest Rate:
Prior to the Loan (West Lafayette) Conversion Date and so long as there exists no Event of Default, the outstanding principal balance of the Loan (West Lafayette) shall bear interest at a variable rate which is equal to the rate of interest announced from time to time by Union Planters Bank, N.A. (or any financial institution which may succeed to the commercial lending business of Union Planters Bank, N.A.) as its prime rate (“Prime Rate”), which rate shall change on the same date as the date of each change in said Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

BORROWER WILL SELECT ONE OF THE FOLLOWING OPTIONS AND NOTIFY LENDER OF ITS SELECTION AT LEAST THIRTY (30) DAYS PRIOR TO THE LOAN (WEST LAFAYETTE) CONVERSION DATE:

1.	The Prime Rate.
2.
A fixed rate which is equal to the then current weekly or monthly average, as selected by Lender in its sole discretion, of the one (1) year U.S. Treasury Constant Maturity Index as published by The Federal Reserve Board of the United States in the most recent H.15 on or before fifteen days prior to the Loan (West Lafayette) Conversion Date, plus 225 basis points.

3.
A fixed rate which is equal to the then current weekly or monthly average, as selected by Lender in its sole discretion, of the three (3) year U.S. Treasury Constant Maturity Index as published by The Federal Reserve Board of the United States in the most recent H.15 on or before fifteen days prior to the Loan (West Lafayette) Conversion Date, plus 250 basis points.

4.
A fixed rate which is equal to the then current weekly or monthly average, as selected by Lender in its sole discretion, of the five (5) year U.S. Treasury Constant Maturity Index as published by The Federal Reserve Board of the United States in the most recent H.15 on or before fifteen days prior to the Loan (West Lafayette) Conversion Date, plus 275 basis points.

If the Federal Reserve Board of the United States discontinues publication of the H.15, Lender in its sole discretion will select another authoritative source for the applicable index.
Maturity:	November l, 2012
Amortization Period:	240 months
Advances:
Prior to the Loan (West Lafayette) Conversion Date, Borrower may request and receive Advances under the Loan (West Lafayette) Promissory Note so long as the balance outstanding at any one time does not exceed the lesser of (a) Two Million Two Hundred Fifty Thousand Dollars and No Cents ($2,250,000.00) or (b) Seventy-Five percent (75%) of the value of the Real Estate (West Lafayette) as determined by an independent appraiser acceptable to Lender.

Payments:	Borrower shall pay the principal amount of the Loan (West Lafayette) Promissory Note, and accrued interest thereon, as follows:
(1)	Prior to the Loan (West Lafayette) Conversion Date, consecutive monthly payments of interest only, commencing December 1, 2002;
(2)
Commencing on the Loan (West Lafayette) Conversion Date, and continuing until the Loan (West Lafayette) Maturity Date, consecutive monthly installments of principal and interest based on the applicable interest rate and the years remaining under the amortization period, and

(3)
On the Loan (West Lafayette) Maturity Date, the principal balance, plus accrued interest, then unpaid shall be due and payable immediately. To the extent that the amortization period exceeds the Loan (West Lafayette) Maturity Date, the final payment on the Loan (West Lafayette) Maturity Date will be a balloon payment in an amount sufficient to repay all remaining indebtedness under the Loan (West Lafayette) Promissory Note.

(4)
Principal and interest payments after any change in the interest rate or partial prepayments will be calculated based on the number of years remaining under the amortization period of the Loan (West Lafayette) Promissory Note at the time of such change.

Prepayments:
Borrower shall have the right to prepay all or any portion of the amount outstanding under the Loan (West Lafayette) Promissory Note accruing interest at the Prime Rate at any time without premium or penalty. In all other cases, Borrower may prepay all or any part of the principal balance of the Loan (West Lafayette) Promissory Note on one Business Day’s notice provided that, in addition to all principal, accrued and unpaid interest and costs owing at the time of prepayment, Borrower pays a prepayment premium equal to:

[A]  The NPV (NPV calculations will be based on the original contracted Loan (West Lafayette) Promissory Note rate) of interest that would have accrued on the amount prepaid (under the original terms and conditions of the Loan (West Lafayette) Promissory Note) at the original LIBOR / SWAP rate through the maturity date:

Minus

[B]  The NPV (NPV calculations will be based on the current LIBOR / SWAP rate concurrent with the date of prepayment) of interest that would have accrued on the amount prepaid (under the original terms and conditions of the Loan (West Lafayette) Promissory Note) at the current LIBOR / SWAP rate through the maturity date.

[A] - [B] = Prepayment Premium

In no event shall the prepayment premium be less than zero. Borrower’s notice of its intent to prepay shall be irrevocable. If the balance of the Loan (West Lafayette) Promissory Note is accelerated in accordance with the terms of the Loan (West Lafayette) Promissory Note, the resulting balance due shall be considered a prepayment due and payable as of the date of acceleration.

Borrower agrees that the prepayment premium is a reasonable estimate of loss and not a penalty. The prepayment premium is payable as liquidated damages for the loss of bargain, and its payment shall not in any way reduce, affect or impair any other obligation of Borrower under the Loan (West Lafayette) Promissory Note. As used herein, the following terms have the following definitions:

NPV:     Net Present Value

LIBOR/SWAP:    LIBOR (London Interbank Offered Rate) is fixed each morning by the British Bankers Association (BBA). The LIBOR / SWAP rates to be used will be on the day of prepayment. Union Planters Corporation uses the LIBOR / SWAP as shown in Bloomberg (USSWAP Mid) (day count adjusted from actual/360 to actual/actual).

Bloomberg:     Is an independent source for LIBOR/SWAP rates which Union Planters Corporation and most well respected financial institutions subscribe to. Type USSWAP<GO> to see the US Government Composite rate screen.